(MKS LOGO)

EXHIBIT 99.1

Contact: Ronald C. Weigner
Vice President and Chief Financial Officer
Telephone: 978.645.5500

MKS Instruments Reports First Quarter 2008 Financial Results

Andover, Mass., April 24, 2008 — MKS Instruments, Inc. (NASDAQ: MKSI), a global provider of technologies that enable advanced processes and improve productivity, today reported first quarter 2008 financial results.

Sales were $193.4 million, up 5 percent from $184.1 million in the fourth quarter of 2007 and down 9 percent from $211.4 million in the first quarter of 2007.

Net income was $20.4 million, or $0.39 per diluted share, compared to $15.2 million, or $0.27 per diluted share, in the fourth quarter of 2007 and $27.3 million, or $0.48 per diluted share, in the first quarter of 2007.

Non-GAAP net earnings, which exclude amortization of acquired intangible assets and special items, totaled $20.6 million, or $0.39 per diluted share, compared to $18.6 million, or $0.33 per diluted share, in the fourth quarter of 2007 and $29.9 million, or $0.52 per diluted share, in the first quarter of 2007.

The financial results that exclude certain charges and special items are not in accordance with Accounting Principles Generally Accepted in the United States of America (GAAP). MKS’ management believes the presentation of non-GAAP financial measures, which exclude costs associated with acquisitions and special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.

Leo Berlinghieri, Chief Executive Officer and President, said, “We started 2008 with another quarter of sequential growth after stronger-than-expected fourth quarter sales. Demand increased primarily in semiconductor, solar and flat panel display markets, where we continued to leverage our broad technology portfolio. We also delivered strong operating performance on the higher sales volume.

“Our first quarter results exceeded our guidance in an uncertain market environment. Industry analysts are forecasting further declines in semiconductor capital equipment spending in 2008, and we are seeing a more challenging environment. We are optimistic about our long-term growth opportunities in semiconductor and non-semiconductor markets. In the second quarter, while we expect growth in solar and flat panel display markets, we expect a decline in our semiconductor business. Second quarter sales could range from $170 to $180 million. Net income could range from $0.18 to $0.25 per diluted share on approximately 52 million shares outstanding, and non-GAAP net earnings could range from $0.20 to $0.27 per diluted share.”

Management will discuss first quarter financial results on a conference call today at 8:30 a.m. (Eastern Time). Dial-in numbers are 1-800-240-2430 for domestic callers and 303-262-2130 for international callers. The call will be broadcast live and available for replay at www.mksinstruments.com. To hear a telephone replay through May 1, 2008, dial 303-590-3000, pass code 11111743#.

MKS Instruments, Inc. is a global provider of instruments, subsystems and process control solutions that measure, control, power, monitor and analyze critical parameters of advanced manufacturing processes to improve process performance and productivity. Our products are derived from our core competencies in pressure measurement and control, materials delivery, gas composition analysis, electrostatic charge management, control and information technology, power and reactive gas generation, and vacuum technology. Our primary served markets are manufacturers of capital equipment for semiconductor devices, and for other thin film applications including flat panel displays, solar cells, data storage media, and other advanced coatings. We also leverage our technology in other markets with advanced manufacturing applications including medical equipment, pharmaceutical manufacturing, and energy generation and environmental monitoring.

This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27 of the Securities Act, and Section 21E of the Securities Exchange Act regarding MKS’ future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS’ major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS’ filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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MKS Instruments, Inc.
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31, 2008	March 31, 2007	December 31, 2007
Net sales	$193,448	$211,432	$184,063
Cost of sales	111,541	118,570	108,066

Gross profit	81,907	92,862	75,997
Research and development	19,249	18,299	18,361
Selling, general and administrative	31,709	34,576	32,251
Amortization of acquired intangible assets	3,105	4,107	4,091
Purchase of in-process technology	—	—	900

Income from operations	27,844	35,880	20,394
Impairment of investments	(1,161)	—	(1,457)
Interest income, net	2,176	3,305	3,592

Income before income taxes	28,859	39,185	22,529
Provision for income taxes	8,477	11,895	7,368

Net income	$20,382	$27,290	$15,161

Net income per share:
Basic	$0.39	$0.48	$0.27
Diluted	$0.39	$0.48	$0.27
Weighted average shares outstanding:
Basic	51,733	56,354	55,415
Diluted	52,571	57,326	55,946
The following supplemental Non-GAAP earnings information is presented to aid in understanding MKS’ operating results:
GAAP net income	$20,382	$27,290	$15,161
Adjustments (net of tax, if applicable):
Amortization of acquired intangible assets	3,105	4,107	4,091
Foreign exchange gain from legal entity restructuring (Note 1)	(2,669)	—	—
Purchase of in-process technology	—	—	900
Tax effect of adjustments	(204)	(1,514)	(1,507)

Non-GAAP net earnings (Note 2)	$20,614	$29,883	$18,645

Non-GAAP net earnings per share (Note 2)	$0.39	$0.52	$0.33

Weighted average shares outstanding — diluted	52,571	57,326	55,946

Note 1: Selling, general and administrative expenses for the three month period ended March 31, 2008 includes a foreign exchange gain of $2.7 million related to the Company’s legal entity restructuring of certain foreign operations.

Note 2: The Non-GAAP net earnings and Non-GAAP net earnings per share amounts exclude amortization of acquired intangible assets, acquisition and disposition related charges and special items, net of applicable income taxes.

MKS Instruments, Inc.
Unaudited Consolidated Balance Sheet
(In thousands)

	March 31, 2008	December 31, 2007
ASSETS
Cash and short-term investments	$276,618	$323,765
Trade accounts receivable	121,574	107,504
Inventories	154,938	150,731
Other current assets	29,446	27,980

Total current assets	582,576	609,980
Property, plant and equipment, net	81,801	81,365
Goodwill	337,622	337,473
Other acquired intangible assets	33,035	36,141
Other assets	11,688	11,301

Total assets	$1,046,722	$1,076,260

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$18,636	$20,203
Accounts payable	33,497	28,683
Accrued expenses and other liabilities	55,305	46,859

Total current liabilities	107,438	95,745
Long-term debt	5,694	5,871
Other long-term liabilities	21,662	20,635
Stockholders’ equity:
Common stock	113	113
Additional paid-in capital	645,332	685,465
Retained earnings	254,178	255,244
Other stockholders’ equity	12,305	13,187

Total stockholders’ equity	911,928	954,009

Total liabilities and stockholders’ equity	$1,046,722	$1,076,260